EX-99.4a

                        JACKSON NATIONAL LIFE INSURANCE
                                    COMPANY
                             [5901 EXECUTIVE DRIVE             [GRAPHIC OMITTED]
                            LANSING, MICHIGAN 48911]
                                A STOCK COMPANY
                      ("the Company" or Jackson National)


       Thank you for choosing Jackson National. If You have any questions, please contact the Company at the Service Center address and telephone number shown on the Contract Data Page.


  THIS ANNUITY CONTRACT OFFERED BY JACKSON NATIONAL IS A CONTRACT BETWEEN YOU,
             THE OWNER, AND JACKSON NATIONAL, AN INSURANCE COMPANY.
                          READ YOUR CONTRACT CAREFULLY.


AMOUNTS IN THE SEPARATE ACCOUNT ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE INVESTMENT PORTFOLIO(S).


THE GUARANTEED OPTIONS ARE SUBJECT TO AN EXCESS INTEREST ADJUSTMENT WHICH MAY INCREASE OR DECREASE AMOUNTS WITHDRAWN, BUT THE GUARANTEED ACCOUNT CONTRACT VALUE WILL NEVER DECREASE TO LESS THAN THE GUARANTEED ACCOUNT MINIMUM VALUE.




                 NOTICE OF [TWENTY-DAY] RIGHT TO EXAMINE POLICY
You may return this Contract to the selling agent or Jackson National within [20] days after You receive it. The Company will refund the CONTRACT VALUE FOR THE BUSINESS DAY ON WHICH THE CONTRACT IS received AT ITS SERVICE CENTER. Upon such refund, the Contract shall be void.
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INDIVIDUAL DEFERRED VARIABLE AND         This Contract is signed by the Company
FIXED ANNUITY CONTRACT (FLEXIBLE         /s/ Thomas J. Meyer
PREMIUM). DEATH BENEFIT PRIOR TO         Secretary
MATURITY. MONTHLY INCOME                 /s/ Clark P. Manning
AT MATURITY. NON-PARTICIPATING.          President


VA400
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                                TABLE OF CONTENTS
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                          Provision                        Page Number

         Contract Data Page                                     [ii

         Definitions                                              1

         General Provisions                                       3

         Accumulation Provisions                                  5

         Withdrawal Provisions                                    7

         Death Benefit Provisions                                 8

         Income Provisions                                       10

         Table of Income Options                                13]



                                                                      VA400-i
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                               CONTRACT DATA PAGE
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Contract Number:                      [1234567890]

Owner:                                [John Doe]

Joint Owner:                          [Jane Doe]

Annuitant:                            [John Doe]

Joint Annuitant:                      [Jane Doe]

Issue Date:                           [July 1, 1997]

Issue State:                          [Michigan]

Annual Contract Maintenance Charge:   [$50.00]

Insurance Charges:                    On an annual basis, this charge equals
                                      1.50% of the daily netasset value of the Investment Portfolios.

Transfer/Transfer Charge:             A fee of [$25.00] is charged for transfers
                                      in excess of [15]in a Contract year.

                                      [FROM INVESTMENT PORTFOLIO TO INVESTMENT
                                      PORTFOLIO. Both prior to and after the Income Date, You may transfer all or a portion of Your investment in one Investment Portfolio to another Investment Portfolio.

                                      FROM INVESTMENT  PORTFOLIO TO A GUARANTEED
                                      OPTION. Prior to the Income  Date,  You
                                      may transfer all or a portion of Your
                                      Investment Portfolio(s) to a Guaranteed
                                      Option(s).

                                      FROM A GUARANTEED  OPTION TO A GUARANTEED
                                      OPTION OR INVESTMENT PORTFOLIO. Other than transfers made during the 30-day period after the end of a maturing Guaranteed Option period, (see Guaranteed Options under Accumulation Provisions), transfers of amounts between Guaranteed Options or from a Guaranteed Option to an Investment Portfolio are subject to an Excess Interest Adjustment.]



                                                                       VA400-ii

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                           CONTRACT DATA PAGE (CONT'D)
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Premium(s):             Premiums are  lexible.  This  means  that the Owner may
                        change the amounts, frequency or timing of Premiums. The initial Premium must be at least $25,000. Subsequent Premiums must be at least $5,000 or Nonqualified Plan contracts and $2,000 for Qualified Plan contracts. Total Premiums under a contract may not exceed $1,000,000. The Company may waive the minimums or maximums at any time.

                        The Owner may allocate Premiums among the Guaranteed Options and the Investment Portfolios. Such election may be made in any percent from 0% to 100% in whole percentages, provided that the minimum that may be allocated to a Guaranteed Option or an Investment Portfolio is $100.

 Guaranteed Options:    Guaranteed Options may be elected for periods of 1 or 3
                        years.

Investment Portfolios:  AIM/JNL Value II Series
                        AIM/JNL Large Cap Growth Series
                        AIM/JNL Small Cap Growth Series
                        JNL/Alliance Growth Series
                        JNL/J.P. Morgan International & Emerging Markets Series JNL/Janus Aggressive Growth Series
                        JNL/Janus Growth & Income  Series
                        JNL/Oppenheimer Global Gorwth Series
                        JNL/Oppenheimer Growth Series
                        JNL/PIMCO Total Return Bond Series
                        JNL/Putnam Growth Series
                        JNL/Putnam International Equity Series
                        JNL/Putnam Midcap Growth Series
                        JNL/Putnam Value Equity Series
                        JNL/S&P Conservative Growth Series II
                        JNL/S&P Moderate Growth Series II
                        JNL/S&P Aggressive Growth Series II
                        JNL/S&P Very Aggressive Growth Series II
                        JNL/S&P Equity Growth Series II
                        JNL/S&P Equity Aggressive Growth Series II
                        Lazard/JNL Mid Cap Value Series
                        Lazard/JNL Small Cap Value Series
                        PPM America/JNL Balanced Money Market Series
                        Salomon Brothers/JNL Balanced Series
                        Salomon Brothers/JNL Global Bond Series
                        Salomon Brothers/JNL High Yield Bond Series
                        T. Rowe Price/JNL Mid-Cap Growth Series
                        JNL/First Trust The DowSM Target 10


                                                                       VA400-iii

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                           CONTRACT DATA PAGE (CONT'D)
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       Jackson National Life Service Center:      Express Mail:
       [P.O. Box 378002                           [8055 E. Tufts Ave., 2nd Floor
       Denver, CO 80237                           Denver, CO 80237]
       800/766-4683]

VA400-iv

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                                  DEFINITIONS
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ANNUITANT.  The  natural  person on whose  life the  annuity  payments  for this
Contract are based. The Owner may change the Annuitant at any time prior to the Income Date, unless the Owner is a non-individual.

BENEFICIARY(IES). The person(s) designated to receive any Contract benefits upon the death of the Owner.

BUSINESS DAY. Each day when both the Company's Service Center and the New York Stock Exchange are open for business. The Company Business Day closes when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

CONTRACT OPTION. One of the options offered by the Company under this Contract. Each option is more fully explained in the Accumulation Provisions.

CONTRACT VALUE. The sum of the Separate Account Contract Value and the Guaranteed Account Contract Value.

EXCESS INTEREST ADJUSTMENT. An adjustment applied, with certain exceptions, to amounts withdrawn or transferred from the Guaranteed Option(s) prior to the end of the Guaranteed Option period.

GUARANTEED ACCOUNT. The Guaranteed Account consists of the Guaranteed Options under this Contract. Allocations made to the Guaranteed Account are invested in the general account of the Company. The general account is made up of all general assets of the Company, other than those in the Separate Account, and other segregated asset accounts.

GUARANTEED ACCOUNT CONTRACT VALUE. The sum of the Guaranteed Option Values under this Contract.

GUARANTEED ACCOUNT MINIMUM VALUE. The sum of the Guaranteed Option Minimum Value under this Contract.

GUARANTEED OPTION(S). A Contract Option within the Guaranteed Account which earns a declared rate of interest for a specified number of years and which may be subject to an Excess Interest Adjustment.

GUARANTEED OPTION MINIMUM VALUE. The sum of Premiums and any subsequent amounts allocated to a Guaranteed Option, accumulated at [3%], less any amounts withdrawn for transfers, charges, deductions or surrenders.

GUARANTEED OPTION VALUE. The Guaranteed Option Value is: (1) the Premium and any subsequent amounts allocated to the Guaranteed Option period; (2) plus any interest credited; less (3) any amounts canceled or withdrawn for transfers, charges, deductions, or surrenders.

                                                                         VA400-1
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                              DEFINITIONS (CONT'D)
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INCOME DATE. The date on which income payments are to begin. The latest possible
Income Date is when the Owner attains age [90] under a Non-Qualified Plan Contract or such earlier date as required by the applicable Qualified Plan, law or regulation, unless otherwise approved by the Company.

INVESTMENT PORTFOLIO. A Contract Option within the Separate Account. Allocations to the Investment Portfolios will go up or down depending on the performance of the portfolios. The Investment Portfolios are named on the Contract Data Page.

NONQUALIFIED PLAN. A retirement plan which does not receive favorable tax treatment under Section [401, 403, 408 or 457] of the Internal Revenue Code.

OWNER ("YOU," "YOUR"). The person or entity shown on the Contract Data Page who is entitled to exercise all rights and privileges under this Contract. If Joint Owners are named, the Joint Owners must be spouses. Joint Owners share ownership in all respects.

PREMIUM(S). Payment(s) made by or on behalf of the Owner to the Company for the Contract.

QUALIFIED PLAN. A retirement plan which receives favorable tax treatment under Sections [401, 403, 408 or 457] of the Internal Revenue Code.

SEPARATE ACCOUNT. A segregated asset account, established by the Company in accordance with Michigan law. The assets of the Separate Account belong to the Company. However, those contract assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains and losses resulting from these assets are credited to or charged against the contracts and not against any other contracts the Company may issue. The Separate Account consists of several Investment Portfolios (please see Contract Data Page).

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Portfolios.

WE, OUR, US, THE COMPANY. Jackson National Life Insurance Company.

                                                                         VA400-2
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                               GENERAL PROVISIONS
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ASSIGNMENT.  The Owner may not use this Contract as collateral or security for a loan. However, the Owner may assign this Contract before the Income Date, but We will not be bound by an assignment unless it is in writing and has been recorded at the Company's Service Center. An assignment will take effect when recorded by the Company. We are not responsible for any payment made before an assignment is recorded. The Owner may exercise these rights subject to the interest of any assignee or irrevocable beneficiary. We assume no responsibility for the validity or tax consequences of any assignment. If the Contract is issued pursuant to a Qualified Plan (or a Non-Qualified Plan that is subject to ERISA), it may not be assigned, pledged, or otherwise transferred except under such conditions as may be allowed under the plan. If You make an assignment, You may have to pay income tax. You are encouraged to seek competent legal and/or tax advice.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Contract on the Owner's death or, as applicable, on the Annuitant's death after the income payments begin. If two or more persons are named, those surviving the Owner will share equally unless otherwise stated. If there are no surviving Beneficiaries at the death of the Owner, the Death Benefit will be paid to the Owner's estate. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. The Owner may change the Beneficiary(ies) by submitting a written request to the Service Center, unless an irrevocable Beneficiary(ies) designation was previously filed. Any change will take effect when recorded by the Company. The Company is not liable for any payment made or action taken before it records the change.

CONFORMITY WITH STATE LAWS. This Contract will be interpreted under the law of the state in which it is issued. Any provision which is in conflict with the law of such state, is amended to conform to the minimum requirements of such law.

DEFERMENT OF PAYMENTS. We may defer making payments from the Guaranteed Account for up to 6 months. Interest, subject to state requirements, will be credited during the deferral period.

DOLLAR COST AVERAGING. The Owner may arrange to have a regular amount of money transferred automatically from the one year Guaranteed Option to (an) Investment Portfolio(s).

ENTIRE  CONTRACT.  The  Contract,   application,  if  any,  and  any  applicable
endorsements and amendments together make up the entire Contract.

MISSTATEMENT OF AGE OR SEX. If the age or sex of the Annuitant has been misstated, the payments will be those which the Premiums paid would have purchased at the correct age and sex. Any underpayments will be made up immediately by the Company. Overpayments will be deducted from future payments.

MODIFICATION OF CONTRACT. Any change or waiver of the provisions of this Contract must be in writing and signed by the President, a Vice President, the Secretary or Assistant Secretary of the Company. No agent has authority to change or waive any provision of this Contract.

                                                                         VA400-3
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                           GENERAL PROVISIONS (CONT'D)
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NONPARTICIPATING. This Contract does not share in Our surplus or earnings.

PREMIUM TAXES. The Company may deduct from the Contract Value any premium taxes or other taxes payable to a state or other government entity. Should We advance any amount so due, We are not waiving any right to collect such amounts at a later date. The Company will deduct any withholding taxes required by applicable law.

PROOF OF AGE, SEX OR SURVIVAL. The Company may require satisfactory proof of correct age or sex at any time. If any payment under this Contract depends on the Annuitant, Owner or Beneficiary being alive, the Company may require satisfactory proof of survival.

REPORTS. The Company will send You a report at least once a year. This report will show You information based on each Contract Option You have chosen under the Contract. We will also send You reports as required by law.

SUBSTITUTION OF INVESTMENT PORTFOLIOS. If any Investment Portfolio is no longer available for investment by the Separate Account or if, in the judgment of the Company's Board of Directors, further investment in the Investment Portfolio is no longer appropriate in view of the purpose of the Contract, the Company may substitute one Investment Portfolio for another. No substitution of securities may take place without prior approval of the Securities and Exchange Commission.

SUSPENSION OF PAYMENTS. The Company may suspend or postpone any payments from the Investment Portfolios if any of the following occur:

a)   The New York Stock Exchange is closed;
b)   Trading on the New York Stock Exchange is restricted;
c) An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets; or
d) The Securities and Exchange Commission, by order, so permits for the protection of Contract holders.

TELEPHONE REQUESTS. Subject to the Contract Data Page Transfers/Transfer Charge provisions, the Owner may transfer amounts within the Contract by written notice or telephone request. Telephone transactions are permitted only if the Owner has given the Company appropriate authorization. The Company has in place procedures which are designed to provide reasonable assurance that telephone authorizations are genuine, including tape recording of telephone communications and requesting identifying information. Accordingly, the Company and its affiliates are relieved of all liability for any claim, loss or expense resulting from any alleged error or mistake in connection with a telephone request which was not properly authorized by the Owner. The Company reserves the right to modify or discontinue at any time and without notice the use of telephone transfers and the acceptance of transfer instructions from someone other than the Owner.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise. Any written request or notice to the Company must be sent to Our Service Center. The Owner must promptly provide the Service Center with notice of Owner's address change.

                                                                         VA400-4
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                             ACCUMULATION PROVISIONS
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An Owner may not  allocate  Contract  Values to more  than  [eighteen]  Contract
Options during the life of the Contract.

INVESTMENT PORTFOLIOS. The Contract offers several Investment Portfolios.

Accumulation Units. The Separate Account Contract Value will go up or down depending on the performance of the Investment Portfolios. In order to monitor the Separate Account Contract Value before the Income Date, the Company uses a unit of measure called an accumulation unit. The value of an accumulation unit may go up or down from day to day. During the income payout phase, the unit of measure is called an annuity unit (please see Income Provisions for further information).

Every Business Day the Company determines the value of an accumulation unit for each of the Investment Portfolios. This is done by:

1. determining the total amount of money invested in the particular Investment Portfolio;
2. subtracting from the amount any insurance charges and any other charges such as taxes;
3.   dividing this amount by the number of outstanding accumulation units.

When you make a Premium payment, the Company credits Your Contract with accumulation units. The number of accumulation units credited is determined by dividing the amount of the Premium allocated to any Investment Portfolio by the value of the accumulation unit for that Investment Portfolio.

GUARANTEED OPTIONS. The Contract offers Guaranteed Options for a specified number of years. Amounts allocated to a Guaranteed Option may be subject to an Excess Interest Adjustment if amounts are transferred or withdrawn prior to the end of such Guaranteed Option period.

You may allocate Premium or make transfers to one or more Guaranteed Options at any time prior to the latest Income Date, subject to the provisions of this Contract. If You do not specify both a Contract Option and period by the end of the maturing option period, We will automatically allocate such amounts to a Guaranteed Option with the same Guaranteed Option period. You will then be permitted, within [30 calendar days] of Our allocation, to transfer (upon written notice or telephone request to the Service Center), or withdraw (upon written notice to the Service Center) amounts from such Guaranteed Option as permitted under this Contract. If You do not provide Us notice within the [30 calendar day period], such amounts shall remain in the Guaranteed Option period until You otherwise notify the Company.

If the Guaranteed Option elected extends beyond the latest Income Date, We will automatically elect the longest period that will not extend beyond such date. If reallocation of an amount to a Guaranteed Option period due to completion of the then current option period occurs within one year of the latest Income Date, We will credit interest up to the latest Income Date at the then current One Year Guaranteed Option interest rate.

                                                                         VA400-6

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                        ACCUMULATION PROVISIONS (CONT'D)
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INTEREST TO BE  CREDITED.  The Company  will credit  interest to the  Guaranteed
Option. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. Any such rate or rates so determined will remain in effect for a period of not less than the selected Guaranteed Option period so long as such deposited amount remains in the Guaranteed Option. Interest will be credited to subsequent Guaranteed Option periods at a rate of interest declared by the Company. The Company guarantees that it will credit interest at not less than 3%.

EXCESS INTEREST ADJUSTMENT. Any amount withdrawn or transferred from a Guaranteed Option will be subject to an Excess Interest Adjustment unless otherwise provided in this Contract. The Excess Interest Adjustment will be calculated by multiplying the amount withdrawn or transferred by the formula described below:

         [1 + I](m/12)
         [1 + J](m/12)

where:

I    = the interest rate credited to the current Guaranteed Option period.
J = the interest rate that would be credited, at the time of withdrawal or transfer, to a new Guaranteed Option period of the same duration, increased by 0.50%. When no Guaranteed Option period of the required duration is available, the rate will be established by linear interpolation.
m = number of complete months remaining to the end of the current Guaranteed Option period.

There will be no Excess Interest Adjustment when J is greater than I, provided that the difference between J and I is less than or equal to 0.50%.

In addition, the Excess Interest Adjustment will not apply to:
a)   the payment of Death Benefit proceeds;
b)   amounts withdrawn for Contract charges;
c)   an Income Option that results in payments spread over at least 5 years;
d) transfers relating to Dollar Cost Averaging from the one-year Guaranteed Option;
e) amounts either withdrawn or transferred during the 30-day period after the end of a maturing Guaranteed Option period.

In no event will a total withdrawal from a Guaranteed Option be less than the Guaranteed Option Minimum Value.

                                                                  VA400-6

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                              WITHDRAWAL PROVISIONS
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At or before the Income Date,  the Owner may withdraw all or part of the amounts under this Contract by informing Us at Our Service Center. For full withdrawal, this Contract, or a Lost Contract Affidavit, must be returned to Our Service Center.

Except in connection with a systematic withdrawal program, the minimum partial withdrawal amount is [$500], or if less, the Owner's entire interest in the Investment Portfolio or Guaranteed Option from which a withdrawal is requested. The Owner's interest in the Investment Portfolio or Guaranteed Option from which the withdrawal is requested must be at least [$100] after the withdrawal is completed if any amount remains in that Investment Portfolio or Guaranteed Option.

Withdrawals will be based on values at the end of the Business Day in which the request for withdrawal and the Contract or a Lost Contract Affidavit (in the case of a full withdrawal) are received at the Service Center.

If the withdrawal request does not specify the Investment Portfolio(s) or Guaranteed Option(s), the request will be processed by making withdrawals from each Investment Portfolio and each Guaranteed Option in proportion to their current value.

A withdrawal from the Guaranteed Option may incur an Excess Interest Adjustment.

                                                                         VA400-7

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                            DEATH BENEFIT PROVISIONS
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DEATH OF OWNER BEFORE THE INCOME DATE:  Upon the Owner's death,  or the death of any Joint Owner, before the Income Date, the Death Benefit will be paid to the Beneficiary(ies) designated by the Owner. Upon the death of a Joint Owner, the surviving Joint Owner, if any, will be treated as the primary Beneficiary. Any other Beneficiary designation on record at the Service Center at the time of death will be treated as a contingent Beneficiary.

* DEATH BENEFIT AMOUNT BEFORE THE INCOME DATE: The death benefit is equal to the greater of the current Contract Value or the Guaranteed Minimum Death Benefit (GMDB).

For Owners under age [81], the GMDB is calculated on each anniversary of the Contract issue date and is the greater of:

     a) the GMDB on the last Contract anniversary adjusted for any Premiums, withdrawals, charges and premium tax since such Contract anniversary, accumulated at [2%] ([0%] if the Owner is age [71] or older); and

     b)   the Contract Value on the Contract anniversary.

     For Owners age [81] and over, the GMDB is equal to the GMDB on the last Contract anniversary adjusted for any Premiums, withdrawals, charges and premium tax since such Contract anniversary.

     Prior to the first Contract anniversary, the GMDB is equal to Premiums less withdrawals, charges and premium tax since the issuance of the Contract. Subsequently, at any time between Contract anniversaries, the GMDB is equal to the GMDB on the last Contract anniversary adjusted for any Premiums, withdrawals, charges and premium tax since such Contract anniversary.

* DEATH BENEFIT OPTIONS BEFORE INCOME DATE: In the event of the Owner's death or any Joint Owner's death before the Income Date, a Beneficiary must request that the Death Benefit be paid under one of the Death Benefit Options below. In addition, if the Beneficiary is the spouse of the Owner, he or she may elect to continue the Contract, at the current Contract Value, in his or her own name and exercise all the Owner's rights under the Contract. The following are the Death Benefit Options:

     *    Option 1 - lump-sum payment of the Death Benefit; or

     * Option 2 - payment of the entire Death Benefit within 5 years of the date of the death of the Owner or any Joint Owner; or

     * Option 3 - payment of the Death Benefit under an income option over the lifetime of the Beneficiary or over a period not extending beyond the life expectancy of the Beneficiary, with distribution beginning within one year of the date of the Owner's death or the death of any Joint Owner.

     Any portion of the Death Benefit not applied under Option 3 within one year of the date of the Owner's death, must be distributed within five years of the date of the Owner's death.

                                                                         VA400-8

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                        DEATH BENEFIT PROVISIONS (CONT'D)
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If a lump-sum  payment is  requested,  the amount will be paid within  seven (7)
days of receipt of proof of death and the election, unless either the Suspension of Payments or Deferral of Payments under General Provisions is in effect.

Payment to the Beneficiary, other than in a single sum, may only be elected during the sixty-day period beginning with the date of receipt of proof of death by Our Service Center.

DEATH OF OWNER AFTER THE INCOME DATE: If the Owner, or any Joint Owner, dies after the Income Date, and the Owner is not an Annuitant, any remaining payments under the income option elected will continue at least as rapidly as under the method of distribution in effect at the Owner's death. Upon the Owner's death after the Income Date, the Beneficiary becomes the Owner.

DEATH OF ANNUITANT BEFORE INCOME DATE: Upon the death of an Annuitant, who is not an Owner, before the Income Date, the Owner may designate a new Annuitant, subject to the Company's administrative rules then in effect. If the Owner is a non-individual, the death of the Annuitant will be treated as the death of the Owner and a new Annuitant may not be designated.

DEATH OF ANNUITANT AFTER INCOME DATE: Upon the death of the Annuitant after the Income Date, the death benefit, if any, will be as specified in the income option elected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the Annuitant's death.

                                                                         VA400-9

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                                INCOME PROVISIONS
--------------------------------------------------------------------------------

INCOME DATE. If no Income Date is selected, the Income Date will be the latest Income Date. The Owner may change the Income Date, to any date not later than the latest Income Date, at any time, at least [seven days] prior to the Income Date then indicated on the Company's records, by written notice to the Service Center.

INCOME OPTIONS. The Owner, or any Beneficiary who is so entitled, may elect to receive a lump sum. However, a lump-sum distribution may be deemed to be a withdrawal, and at least a portion of it may be subject to income tax. Alternatively, an income option may be elected. The Owner may, upon prior written notice to the Company at its Service Center, elect an income option at any time prior to the Income Date.

If no other income option is elected, monthly annuity payments will be made in accordance with Option 3 below, a life annuity with 120-month period certain. Payments will be made in monthly, quarterly, semiannual or annual installments as selected by the Owner. However, if the amount available to apply under an income option is less than [$5,000], and state law permits, the Company has the right to make payments in one lump sum. In addition, if the first payment provided would be less than [$50], and state law permits, the Company shall have the right to require the frequency of payments be at quarterly, semiannual or annual intervals so as to result in an initial payment of at least [$50].

NO WITHDRAWALS OF CONTRACT VALUE ARE PERMITTED DURING THE ANNUITY PERIOD FOR ANY
INCOME   OPTION  UNDER  WHICH   PAYMENTS   ARE  BEING  MADE   PURSUANT  TO  LIFE
CONTINGENCIES.

Upon written election filed with the Company at its Service Center, all of the Contract Value will be applied to provide one of the following income options. The portion of the Contract Value which is in the Guaranteed Account immediately prior to the Income Date, applied to an income option, may be subject to the applicable Excess Interest Adjustment.

OPTION 1 - LIFE INCOME An annuity payable monthly during the lifetime of the Annuitant. Under this option, no further annuity payments are payable after the death of the Annuitant, and there is no provision for a death benefit payable to the Owner. Therefore, it is possible under Option 1 for the Owner to receive only one monthly annuity payment under this Income Option.

OPTION 2 - JOINT AND SURVIVOR An annuity payable monthly while both the Annuitant and a designated second person are living. Upon the death of either person, the monthly annuity payments will continue during the lifetime of the survivor at either the full amount previously payable or as a percentage [(either one-half or two-thirds)] of the full amount, as chosen at the time of election of the Income Option. If a reduced annuity payment to the survivor is desired, variable annuity payments will be determined using either [one-half or two-thirds] of the number of each type of annuity unit credited. Fixed annuity payments will be equal to either [one-half or two-thirds] of the fixed annuity payment payable during the joint life of the Annuitant and the designated second person.

                                                                        VA400-10

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

Annuity payments terminate automatically and immediately upon the death of the surviving person without regard to the number or total amount of payments received. There is no minimum number of guaranteed annuity payments, and it is possible to have only one monthly annuity payment if both the Annuitant and the designated second person die before the due date of the second payment.

OPTION 3 - LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED An annuity payable monthly during the lifetime of the Annuitant with the guarantee that if, at the death of the Annuitant, payments have been made for fewer than the guaranteed 120 or 240 monthly periods, as elected, the Owner will continue receiving the scheduled payments.

OPTION 4 - INCOME FOR A SPECIFIED PERIOD Under this income option, an Owner can elect an annuity payable monthly for any period of years from [5 to 30]. This election must be made for full [12-month] periods. In the event the Owner dies before the specified number of payments has been made, the Beneficiary(ies) may elect to continue receiving the scheduled payments or may alternatively elect to receive the present value of any remaining guaranteed payments in a lump sum.

ADDITIONAL OPTIONS. Other income options may be made available by the Company.

FIXED ANNUITY PAYMENTS. To the extent a fixed income option has been elected, the proceeds payable under this Contract, less any applicable premium taxes, shall be applied to the payment of the income option elected at whichever of the following is more favorable to the Owner; (a) the annuity rates based upon the applicable tables in the Contract; (b) the then current rates provided by the Company on contracts of this type on the Income Date. In no event will the fixed payments be changed once they begin.

VARIABLE ANNUITY PAYMENT. The initial annuity payment is determined by taking the Contract Value allocated to that Investment Portfolio, less any premium tax and any applicable Contract charges, and then applying it to the income option table specified in the Contract. The appropriate rate must be determined by the sex (except where, as in the case of certain Qualified Plans and other employer-sponsored retirement plans, such classification is not permitted) and age of the Annuitant and designated second person, if any.

The dollars applied are divided by 1,000 and the result multiplied by the appropriate annuity factor appearing in the table to compute the amount of the first monthly payment. That amount is divided by the value of an annuity unit as of the Income Date to establish the number of annuity units representing each variable payment. The number of annuity units determined for the first variable payment remains constant for the second and subsequent monthly variable payments, assuming that no reallocation of Contract Values is made.

                                                                        VA400-11

--------------------------------------------------------------------------------
                           INCOME PROVISIONS (CONT'D)
--------------------------------------------------------------------------------

The amount of the second and each subsequent monthly variable payment is determined by multiplying the number of annuity units by the annuity unit value as of the Business Day next preceding the date on which each payment is due.

ANNUITY UNIT VALUE. The initial value of an annuity unit of each Investment Portfolio was set when the Investment Portfolios were established. The value may increase or decrease from one Business Day to the next. The income option tables contained in the Contract are based on a [3.0%] per annum assumed investment rate. If the actual net investment rate experienced by an Investment Portfolio exceeds [3.0%], variable payments will increase over time. Conversely, if the actual rate is less than [3.0%], variable payments will decrease over time. If the net investment rate equals [3.0%], the variable payments will remain constant.

The value of a fixed number of annuity units will reflect the investment performance of the Investment Portfolios elected, and the amount of each payment will vary accordingly.

For each Investment Portfolio, the value of an annuity unit for any Business Day is determined by multiplying the annuity unit value for the immediately preceding Business Day by the net investment factor for the Business Day for which the annuity unit value is being calculated. The result is then multiplied by a second factor which offsets the effect of the assumed net investment rate of [3.0%] per annum. The net investment factor, which reflects changes in the net asset value of Investment Portfolios is determined by dividing (a) by (b) and then subtracting (c) from the result where:

     a)   is the net result of:

          1) the net asset value of an Investment Portfolio determined as of the end of the Business Day, plus

          2) the per share amount of any dividend or other distribution declared by the Investment Portfolio if the "ex-dividend" date occurs on the Business Day, plus or minus

          3) a per share credit or charge with respect to any taxes paid or reserved for by the Company which are determined by the Company to be attributable to the operation of the Investment Portfolio (no federal income taxes are applicable under present law);

     b) is the net asset value of the Investment Portfolio determined as of the end of the preceding Business Day; and

     c)   is the Contract insurance charges.

BASIS OF COMPUTATION. The actuarial basis for the Table of Guaranteed Annuity Rates is the 1983a Annuity Mortality Table, without projection factors, and interest at [3.0%]. The Table of Guaranteed Annuity Rates does not include any applicable premium tax.

                                                                        VA400-12

--------------------------------------------------------------------------------
                             TABLE OF INCOME OPTIONS
--------------------------------------------------------------------------------

The following table is for this Contract whose net proceeds are $1,000, and will apply pro rata to the amount payable under this Contract.

    UNDER OPTION 4                                        MONTHLY INSTALLMENT UNDER OPTIONS 1 OR 3
  -------------------- -------------------------------------------------------------------------------------------------------------
  ---------- --------- ------- ------------------ ------- ------------------- -------- ------------------ -------- -----------------

  No. of     Monthly   Age of        No. of Mos.  Age of       No. of Mos.    Age of      No. of Mos.     Age of      No. of Mos.
  Monthly    Install-  Payee                      Payee                       Payee                       Payee
  Install-   ments                     Certain                  Certain                     Certain                     Certain
  ments                ------- ----- ------ ----- ------- ------ ------ ----- ------- ----- ------ ----- -------- ------ ------ ---
                        Male   Life   120   240    Male   Life    120   240   Female  Life   120   240   Female   Life    120   240
  ---------- --------- ------- ----- ------ ----- ------- ------ ------ ----- ------- ----- ------ ----- -------- ------ ------ ---

     60       17.95      40    3.67   3.66  3.61    70     7.28   6.64  5.28    40    3.44  3.43   3.42    70      6.29  5.99   5.14
     72       15.17      41    3.72   3.71  3.68    71     7.56   6.82  5.33    41    3.48   3.47  3.45    71      6.52  6.17   5.20
     84       13.19      42    3.77   3.76  3.70    72     7.86   7.00  5.36    42    3.52   3.51  3.48    72      6.78  6.35   5.24
     96       11.71      43    3.82   3.81  3.74    73     8.19   7.17  5.39    43    3.56   3.55  3.52    73      7.02  6.54   5.30
     108      10.56      44    3.89   3.86  3.79    74     8.52   7.35  5.41    44    3.60   3.59  3.56    74      7.31  6.73   5.34
     120       9.64      45    3.95   3.92  3.83    75     8.90   7.53  5.43    45    3.64   3.63  3.60    75      7.82  6.92   5.37
     132       8.89      46    4.00   3.98  3.89    76     9.30   7.71  5.45    46    3.70   3.69  3.64    76      7.96  7.12   5.40
     144       8.26      47    4.07   4.04  3.94    77     9.71   7.89  5.47    47    3.75   3.74  3.69    77      8.32  7.33   5.43
     156       7.73      48    4.14   4.10  3.99    78    10.17   8.05  5.48    48    3.80   3.79  3.74    78      8.72  7.53   5.45
     168       7.28      49    4.21   4.17  4.04    79    10.66   8.21  5.49    49    3.86   3.84  3.79    79      9.16  7.73   5.46
     180       6.88      50    4.28   4.24  4.10    80    11.19   8.37  5.50    50    3.92   3.91  3.83    80      9.62  7.93   5.48
     192       6.55      51    4.37   4.31  4.16    81    11.75   8.51  5.50    51    3.98   3.96  3.89    81     10.13  8.11   5.49
     204       6.25      52    4.45   4.39  4.22    82    12.34   8.65  5.51    52    4.05   4.02  3.95    82     10.68  8.30   5.50
     216       5.97      53    4.53   4.47  4.27    83    12.97   8.77  5.51    53    4.11   4.09  4.00    83     11.28  8.47   5.50
     228       5.74      54    4.63   4.55  4.33    84    13.65   8.90  5.52    54    4.20   4.17  4.06    84     11.93  8.83   5.51
     240       5.52      55    4.72   4.65  4.40    85    14.36   9.00  5.52    55    4.27   4.24  4.13    85     12.64  8.77   5.51
     252       5.34      56    4.83   4.74  4.47    86    15.11   9.10  5.52    56    4.36   4.31  4.19    86     13.39  8.91   5.52
     264       5.16      57    4.94   4.84  4.53    87    15.91   9.19  5.52    57    4.44   4.40  4.25    87     14.20  9.02   5.52
     276       5.00      58    5.05   4.94  4.60    88    16.74   9.26  5.52    58    4.53   4.49  4.31    88     15.07  9.13   5.52
     288       4.86      59    5.18   5.05  4.68    89    17.84   9.34  5.52    59    4.64   4.57  4.39    89     15.99  9.21   5.52
     300       4.72      60    5.31   5.17  4.73    90    18.59   9.39  5.52    60    4.74   4.68  4.45    90     16.96  9.30   5.52
                         61    5.45   5.28  4.79    91    19.61   9.44  5.52    61    4.86   4.78  4.52    91     17.97  9.36   5.52
                         62    5.61   5.42  4.86    92    20.71   9.49  5.52    62    4.97   4.89  4.60    92     19.04  9.41   5.52
                         63    5.77   5.56  4.92    93    21.89   9.52  5.52    63    5.10   5.00  4.67    93     20.15  9.46   5.52
                         64    5.94   5.69  4.98    94    23.16   9.56  5.52    64    5.23   5.12  4.74    94     21.31  9.50   5.52
                         65    6.13   5.84  5.04    95    24.55   9.58  5.52    65    5.38   5.25  4.81    95     22.51  9.54   5.52
                         66    6.33   5.98  5.10    96    26.07   9.60  5.52    66    5.54   5.38  4.88    96     23.78  9.57   5.52
                         67    6.55   6.14  5.15    97    27.73   9.62  5.52    67    5.70   5.52  4.95    97     25.14  9.59   5.52
                         68    6.78   6.31  5.20    98    29.58   9.62  5.52    68    5.88   5.67  5.01    98     26.62  9.61   5.52
                         69    7.02   6.48  5.24    99    31.63   9.63  5.52    69    6.08   5.83  5.08    99     28.27  9.62   5.52



NOTE: Due to the length of the information, the Table for Option 2 is available from the Service Center upon Your request.

                                                                        VA400-13